AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS    AMENDED    AND    RESTATED    EMPLOYMENT    AGREEMENT    (this
“Agreement”), is entered into on October 19, 2026 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and AARON WEISS (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.
W I T N E S S E T H:
WHEREAS, SCOLP operates the business of the REIT; WHEREAS, the REIT is the sole general partner of SCOLP;
WHEREAS, the Executive is currently an employee of the Company, providing services to the Company pursuant to the Employment Agreement dated October 18, 2021, as amended (the “Prior Employment Agreement”) among the Executive, the REIT and SCOLP;
WHEREAS, the Company desires to continue the employment of the Executive, under which he will provide services to the Company, and the Executive desires to be employed by the Company; and
WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement in its entirety, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment.
(a)The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the Term (as defined below), the Executive shall serve as the Executive Vice President and Chief Investment Officer of the REIT, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the REIT, together with such other duties as may reasonably be requested from time to time by the REIT’s Chief Executive Officer or the Board of Directors of the REIT (the “Board”), which duties shall be consistent with the Executive’s positions as set forth above. The Executive's primary work location shall be the Company’s headquarters in the Detroit, Michigan metropolitan area, subject to required business travel, holidays, vacation and other approved leaves consistent with this Agreement; provided, however, that during the Term, the Executive shall be permitted to continue performing certain of his duties from the Executive’s current working location outside of the Detroit, Michigan metropolitan area, subject to the Executive’s compliance with the other terms of this Agreement, and such agreement shall not be modified by the Company without the Executive’s prior written consent.

(b)For service as an officer of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT, any indemnification agreement between the Company and the Executive, as they may be amended from time to time, and applicable law.
2.Term of Employment. Subject to the provisions for termination provided below, the term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue through the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, however, that following the expiration of the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one (1) year each thereafter (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the Initial Term or the Renewal Term then in effect. If, during the Term (as defined below) a Change in Control (as defined below) occurs, the Term shall be automatically extended, without regard to any prior notice of non-renewal, to the later of (i) the original expiration date of the Term and (ii) the twenty-four (24) month anniversary of the Change in Control. The Initial Term and each Renewal Term are collectively referred to as the “Term.” Nothing in this Agreement changes the at-will nature of the Executive’s employment, and the Executive understands that his employment may be terminated, at any time, with or without cause, at the option of the Executive or the Company.
3.Devotion to the Company’s Business. The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities, unpaid industry groups or associations, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of the Executive’s duties under this Agreement. The Executive shall be permitted to serve on such boards of directors of such entities as are approved by the Board or a committee of the Board from time to time.
4.Compensation.
(a)Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during his employment hereunder, an annual base salary of $600,000 (such annual base salary, as it may be increased from time to time, the “Base Salary”). The Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives. The Compensation Committee may, but shall not be required to, increase (but not decrease, unless the Executive otherwise agrees in writing) the Executive’s Base Salary at any time for any reason. The Base Salary shall be payable in accordance with the Company’s usual pay practices (including tax withholding), but in no event less frequently than monthly.

(b)Annual Bonus. For each calendar year during the Term, the Executive will be eligible to receive a cash performance bonus (the “Bonus”) under the Company’s bonus plan or program applicable to senior executives, targeted at 100% of the Base Salary paid with respect to such year (the “Target Bonus”). The actual amount of any Bonus earned for any year shall be determined by the Compensation Committee. In determining the Bonus for any year, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether the Executive fulfills any individual goals and objectives for such year set by the Board or Compensation Committee, the Company’s performance and industry factors. Any such individual goals and objectives may be, but need not be, set forth in a written plan approved by the Compensation Committee before or during the applicable year, after consultation with the Executive. The payment of any Bonus, to the extent any Bonus becomes payable, will be made promptly in the calendar year following that to which the payment relates, on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year with respect to which such Bonus relates.
(c)Annual Equity Award. The Executive will be eligible to receive annual equity awards in amounts commensurate with the Executive’s position as Executive Vice President and Chief Investment Officer of the REIT and otherwise on terms no less favorable than such awards granted to other senior executives of the Company (other than the Chief Executive Officer), or such other terms agreed in writing between the Executive and the Company.
(d)Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, and is eligible to receive benefits under any Company-sponsored disability benefit plans or programs (the “Disability Period”), the Executive shall be entitled to receive any amount that the Executive is eligible to receive under any Company-sponsored disability benefit plans or programs (the “Program Benefits”). During the Disability Period and until his employment is terminated by the Company pursuant to Section 6(a)(iii) below, the Company shall pay to the Executive, for each applicable payroll period, the difference, if any, between the Program Benefits received by the Executive for such payroll period and the amount of his full Base Salary and other benefits at the rate in effect for such period. Any payments to the Executive under the preceding sentences shall be paid in accordance with the Company’s regular payroll practices. In addition, if, during the Disability Period, the date on which the Company otherwise pays Bonuses to active senior executives of the Company for a fiscal year occurs, the Executive will receive a payment equal to the Executive’s Target Bonus for such fiscal year (without duplication of any Bonus for the same period of service).
(e)Clawback. Notwithstanding anything to the contrary herein, the Executive acknowledges and agrees that the Bonus and any other incentive compensation paid or payable to the Executive hereunder is subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy (the “Clawback Policy”), and any similar or successor clawback or compensation recovery policy that may be in effect from time to time to the extent required by applicable law. The Executive acknowledges and confirms that he (i) has received and reviewed a copy of the Clawback Policy, (ii) is, and will continue to be, subject to the Clawback Policy, and that the Clawback Policy will apply both during and after his employment with the Company. Further, the Executive agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.
5.Benefits.
(a)Employee Benefits. The Executive shall be eligible for life, medical, dental, optometry and hospitalization insurance for himself, his spouse and eligible family members commensurate with similarly situated executive employees of the Company and in accordance with plan documents and the Company’s policies and procedures. The Executive must satisfy all plan requirements in order to enroll or continue in any insurance benefit plans. At the discretion of the Compensation Committee, the Executive may also be entitled to participate in any other employee benefit plan that is generally available to senior executives of the Company, in accordance with, and subject to, the terms and conditions of such plan.
(b)Savings Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(k) plans and other savings plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s right and benefits under any such plan except as expressly provided herein), in accordance with, and subject to, the terms and conditions of such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.
(c)Annual Paid Vacation. The Executive shall be entitled to four (4) weeks’ paid vacation time each year, pro-rated for partial years, which may be used for any purpose including vacation, sick or personal time. The Executive shall not take more than fourteen (14) consecutive calendar days of vacation without the prior approval of the REIT’s Chief Executive Officer. Unless otherwise approved by the REIT’s Chief Executive Officer in writing, vacation time does not roll over from one year to the next. Unused vacation time shall not be paid out at the end of the year or upon termination of employment for any reason.
(d)Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement in accordance with the Company’s policies and procedures.
6.Termination of Employment.
(a)The Executive’s employment under this Agreement may be terminated:

(i)by either the Executive at any time without Good Reason (as defined below) or the Company at any time without Cause (as defined below) upon not less than sixty (60) days written notice;
(ii)by the Company at any time for Cause, without prior notice;
(iii)by the Company upon the Executive’s “permanent disability” (as defined below) upon not less than thirty (30) days written notice;
(iv)upon the Executive’s death; and
(v)by the Executive at any time for Good Reason.
(b)Any termination of the Executive’s employment by the Company or by the Executive under this Section 6 (other than pursuant to Section 6(a)(iv) (Death)) shall be communicated by a written notice to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying an effective date of termination, which notice shall be delivered within the applicable time periods set forth in Sections 6(a)(i) or (iii) (the “Notice Period”); provided that the Company may earlier terminate the Executive’s employment during such Notice Period and pay to the Executive all Base Salary, benefits and other rights due to the Executive under this Agreement during such Notice Period (as if the Executive continued employment) instead of employing the Executive during such Notice Period and any amounts calculated pursuant to Sections 7(a)(iii) and 9(a)(iii) shall assume that the effective date of termination occurred on the last day of the full notice period.
(c)For purposes hereof, “Cause” shall mean: (i) a material breach of this Agreement by the Executive that remains uncured for a period of twenty (20) days after the Executive’s receipt of written notice of such breach from the Company; (ii) the Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than thirty (30) days after the Executive’s receipt of written notice of such deficiency; (iii) the Executive’s commission of fraud, embezzlement or theft, or a crime involving dishonesty or fraud, in any case, whether or not involving the Company, that in the reasonable good faith judgment of the Company, renders the Executive’s continued employment materially harmful to the Company’s reputation or business; (iv) the Executive’s misappropriation of material Company assets or property; (v) the Executive’s conviction or the entry of a plea of guilty or no contest by the Executive with respect to any felony that adversely affects the Company’s reputation or business in any material respect; (vi) any material violation by the Executive of the Company’s (or any of its subsidiaries’) code of conduct or other material written policy pursuant to which the Executive would be subject to immediate dismissal; or (vii) any act of personal dishonesty by the Executive that involves personal profit in a material amount in connection with his employment by the Company. Cause shall be determined by the Company in its sole discretion.

Any act, or failure to act, by the Executive shall be conclusively presumed to have been done in good faith and in the best interests of the Company and its Affiliates if it was based upon: (i) authority given pursuant to a resolution duly adopted by the Board (or, if the REIT is not the ultimate parent entity of the Company and is not publicly traded, the board of directors or equivalent governing body of the Company’s ultimate parent (the “Applicable Board”)); (ii) the instructions of the Chief Executive Officer or a senior officer of the Company and its Affiliates; or (iii) the advice of counsel for the Company and its Affiliates. Furthermore, following a Change in Control (as defined below), the Executive’s termination shall not be deemed to be for Cause unless the Applicable Board has: (A) called a meeting for such purpose after providing reasonable notice to the Executive; (B) given the Executive an opportunity, together with the Executive’s counsel, to be heard before the Applicable Board; and (C) adopted a resolution by the affirmative vote of not less than a majority of the entire membership of the Applicable Board finding that, in its good faith opinion, the Executive is guilty of conduct constituting Cause. A copy of such resolution shall be delivered to the Executive.
(d)For purposes hereof, the Executive’s “permanent disability” shall be deemed to have occurred if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representatives.
(e)For purposes hereof, “Good Reason” shall mean: (i) a material breach of this Agreement by the Company; (ii) a material diminution of, or material reduction or adverse alteration of, the Executive’s duties, authority or responsibilities without the consent of the Executive, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with his positions or that materially expand his duties, responsibilities, or reporting requirements beyond the scope of the Executive’s role without the consent of the Executive; (iii) any requirement by the Company that the Executive relocate the Executive’s primary work location to a headquarters location outside of the Detroit, Michigan metropolitan area; (iv) a material reduction in the Executive’s Base Salary or Target Bonus; or (v) upon a Change in Control, the failure of the Company or any successor to expressly assume this Agreement pursuant to Section 16(b). Written notice of an event constituting Good Reason must be provided to the Company by the Executive within ninety (90) days of its occurrence. The Company will have thirty (30) days to cure such occurrence, and the Executive may not terminate this Agreement due to Good Reason more than thirty (30) days following the last day of such cure period (and only if the Company has failed to cure).
7.Compensation Upon Termination or Disability.
(a)Without Cause or For Good Reason. If the Company terminates the Executive’s employment under this Agreement without Cause pursuant to Section 6(a)(i) or if the Executive terminates this Agreement for Good Reason pursuant to Section 6(a)(v), in each case not within the sixty (60) days prior to or twenty-four (24) months following a Change in Control:
(i)the Executive shall be entitled to receive a lump sum in cash as soon as reasonably practicable (and no later than thirty (30) days after the effective date of such termination) equal to the sum of the following amounts: (A) Base Salary through the effective date of such termination to the extent not theretofore paid, (B) any business expenses that are reimbursable pursuant to Section 5(d) but have not been reimbursed by the Company as of the date of termination, and (C) any Bonus accrued by the Company and earned by the Executive but unpaid as of the termination date (the sum of the amounts described in subclauses (A), (B) and (C), the “Accrued Obligations”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to defer any portion of the Base Salary or the Bonus described in clause (A) or (C), then for all purposes of this Section 7, such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (A) or (C), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(ii)the Executive shall be entitled to receive the benefits to which he is entitled under this Agreement through the effective date of such termination and any other vested benefits under the Company's employee compensation and benefit plans (the “Other Benefits”);
(iii)the Executive shall be entitled to receive a pro-rated Bonus for the fiscal year in which the date of termination occurs equal to the actual Bonus the Executive otherwise would have earned for the year in which the date of termination occurs multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, which Bonus shall be paid by the Company to the Executive on the date on which the Company otherwise pays Bonuses to senior executives of the Company for such fiscal year;
(iv)the Executive shall be entitled to receive an amount equal to one and one-half (1.5) times the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s then-current Target Bonus (in each case disregarding any reduction giving rise to a claim for Good Reason), which shall be paid in eighteen (18) equal monthly installments in accordance with the Company's normal payroll policy;
(v)all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the Sun Communities, Inc. 2015 Incentive Plan, as amended (the “2015 Incentive Plan” and together with any successor equity incentive plans of the Company, the “Incentive Plans”), prior to the Effective Date shall become fully vested (with any performance-based vesting conditions deemed met at the maximum level of performance);
(vi)all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after the Effective Date shall become fully vested;
(vii)the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after the Effective Date shall be governed by the applicable award agreement;
(viii)any stock options granted under the Incentive Plans shall be immediately exercisable and may be exercised by the Executive until the first anniversary of the termination date; and
(ix)if the Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay all premiums for such COBRA coverage on the Executive’s behalf until the earlier of (A) eighteen (18) months following the termination date or (B) the commencement of comparable coverage from another employer (the “Continued Health Benefits”).
The Company’s obligation to pay or provide the payments and benefits under Section 7(a)(iii) through (ix) is subject to the Executive’s continued compliance with the restrictive covenants and confidentiality obligations set forth in Sections 10 and 11 of this Agreement and the Executive’s execution, delivery to the Company and non-revocation of a release of claims in a form reasonably acceptable to the Company.
(b)For Cause Termination or Resignation without Good Reason. If the Company terminates the Executive’s employment under this Agreement for Cause or the Executive resigns his employment hereunder without Good Reason:
(i)the Executive shall be entitled to receive the Accrued Obligations and the Other Benefits;
(ii)all of the Executive’s unvested equity awards shall be forfeited as of the date of termination;
(iii)all of the Executive’s vested stock options will be governed by the applicable award agreement; and
(iv)the Executive shall be entitled to no further compensation or other benefits under this Agreement.
(c)Death or Disability. If the Executive’s employment under this Agreement is terminated due to the Executive’s death or permanent disability:
(i)the Executive (or his heirs or estate in the event of his death) shall be entitled to receive the Accrued Obligations and the Other Benefits;

(ii)the Executive (or his heirs or estate in the event of his death) shall be entitled to receive a payment (the “Disability Payment”) in an amount equal to (A) one and one-half (1.5) times the Executive’s then-current Base Salary minus (B) the value of any Program Benefits actually received by the Executive (or his heirs or estate in the event of his death) during the eighteen (18)-month period after the termination date, which shall be paid in eighteen (18) equal monthly installments in accordance with the Company’s normal payroll policy, and any such offset shall be applied against remaining installments of the Disability Payment;
(iii)all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the Incentive Plans prior to the Effective Date shall become fully vested (with any performance-based vesting conditions deemed met at the maximum level of performance);
(iv)all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after the Effective Date shall become fully vested;
(v)the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after the Effective Date shall be governed by the applicable award agreement; and
(vi)any stock options granted under the Incentive Plans shall be immediately exercisable and may be exercised by the Executive (or his heirs or estate in the event of his death) until the first anniversary of the termination date.
The Executive agrees to cooperate in any reasonable requirement to undertake a medical physical examination as may be reasonably requested by an insurance carrier in the event that the Company decides to obtain death or disability insurance coverage on the Executive.
The Company’s obligation to pay or provide the payments and benefits under Section 7(c)(ii) through (vi) is subject to the Executive’s continued compliance with the restrictive covenants and confidentiality obligations set forth in Sections 10 and 11 of this Agreement and the Executive’s execution, delivery to the Company and non-revocation of a release of claims in a form reasonably acceptable to the Company.
(d)Non-Renewal. If the Company provides the Executive with a notice of non-renewal of the Term as provided in Section 2 above:
(i)the Executive shall be entitled to receive the Accrued Obligations and the Other Benefits;
(ii)the Executive shall be entitled to receive a pro-rated Bonus for the fiscal year in which the date of termination occurs equal to the actual Bonus the Executive otherwise would have earned for the year in which the date of termination occurs multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, which Bonus shall be paid by the Company to the Executive on the date on which the Company otherwise pays Bonuses to senior executives of the Company for such fiscal year;
(iii)the Executive shall be entitled to receive an amount equal to one (1) times the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s then-current Target Bonus (in each case disregarding any reduction giving rise to a claim for Good Reason), which shall be paid in twelve (12) equal monthly installments in accordance with the Company’s payroll policy;
(iv)all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after the Effective Date shall become fully vested;
(v)the acceleration, forfeiture or vesting of all of the Executive’s equity awards subject to performance-based vesting granted under the Incentive Plans on or after the Effective Date shall be governed by the applicable award agreement; and
(vi)any stock options granted under the Incentive Plans shall be immediately exercisable and may be exercised by the Executive (or his heirs or estate in the event of his death) until the first anniversary of the termination date.
The Company’s obligation to pay or provide the payments and benefits under Section 7(d)(ii) through (vi) are subject to the Executive’s continued compliance with the restrictive covenants and confidentiality obligations set forth in Sections 10 and 11 of this Agreement and the Executive’s execution, delivery to the Company and non-revocation of a release of claims in a form reasonably acceptable to the Company.
(e)Coordination with Non-Renewal. If either party notifies the other party of the non-renewal of the Initial Term or any Renewal Term as provided in Section 2 above, from the date of such notice through termination of employment or the end of the Term, as applicable, the Company shall continue to pay the Base Salary and provide benefits described in this Agreement to the Executive, provided that the Executive continues to faithfully and diligently perform his duties under this Agreement and in accordance with the Company's policies.
(f)Compliance with Covenants. Notwithstanding anything to the contrary in this Section 7, the Company’s obligation to pay, and the Executive’s right to receive, any compensation or continuation of benefits (except for the Accrued Obligations and Other Benefits) under this Section 7, shall terminate upon the Executive’s breach of any provision of Sections 10 or 11 hereof.
8.Termination of Offices and Directorships; Return of Property and Information.

(a)Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and any corporation or other entity controlled by the Company, or under common control with the Company (collectively, the “Affiliates”), and shall take all actions reasonably requested by the Company to effectuate the foregoing.
(b)In addition, upon the termination of the Executive’s employment for any reason or upon the Company’s request at any time, the Executive (or in the event of the Executive’s death, his executor or personal representative) shall (i) return to the Company all documents of the Company and its Affiliates (and all copies thereof) and all other property of the Company and its Affiliates, including, but not limited to, devices, company keys, passwords, security badges, hardware, software, letters, handbooks, manuals, customer lists, corporate credit cards, originals and all copies of all documents, books, binders, records, materials, memoranda and other data, in each case, constituting or containing Confidential Information (as defined below), in any form, within the Executive’s possession, custody or control, including all copies of documents sent by electronic mail or otherwise to any personal computer owned or accessed by the Executive, and (ii) provide the Company with a list of websites, access codes, safe codes, user names, logins, and passwords for all security systems, internal accounts, information technology systems or other accounts or systems the Executive used to perform the Executive’s job, and external service providers, financial institutions, or any other organizations that the Executive used to support the Executive’s position or for which the Executive had access to said information.
(c)To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, the Executive agrees to permanently delete such materials upon the instruction of the Company. Notwithstanding the foregoing, the Executive shall be entitled to retain a copy of this Agreement and any other compensatory agreement between the Executive and the Company or any of its Affiliates, and any tax information returns and payroll stubs related thereto.
9.Effect of Change in Control.
(a)If, within sixty (60) days before or within twenty-four (24) months after a Change in Control, the Executive’s employment under this Agreement is terminated by the Company or its successor without Cause or the Executive terminates his employment under this Agreement for Good Reason:
(i)the Executive shall be entitled to receive the Accrued Obligations and the Other Benefits;
(ii)the Executive shall be entitled to receive a pro-rated Bonus for the fiscal year in which the date of termination occurs equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, which shall be paid by the Company to the Executive in a lump sum within thirty (30) days of the date of termination;
(iii)the Company or its successor shall pay the Executive a lump sum payment in an amount equal to two (2) times the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s then-current Target Bonus (in each case disregarding any reduction giving rise to a claim for Good Reason), which shall be paid by the Company to the Executive in a lump sum within thirty (30) days of the date of termination; provided, however, that if such Change in Control does not qualify either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, any amounts payable to the Executive hereunder shall be paid in twenty-four (24) equal monthly installments in accordance with the Company’s payroll policy;
(iv)all of the Executive’s equity awards, whether subject to time-based or performance-based vesting, granted under the Incentive Plans prior to the Effective Date shall become fully vested (with any performance-based vesting conditions deemed met at the maximum level of performance);
(v)all of the Executive’s equity awards subject to time-based vesting granted under the Incentive Plans on or after the Effective Date shall become fully vested;
(vi)any performance-based vesting conditions applicable to the Executive’s equity awards granted under the Incentive Plans on or after the Effective Date shall be deemed met, as of the Change in Control, at the greater of (x) the target level of performance and (y) the actual level of performance through the latest practicable date prior to the Change in Control, as determined by the Compensation Committee in its sole discretion, and vest in full based on such deemed level of performance;
(vii)any stock options granted under the Incentive Plans shall be immediately exercisable and may be exercised by the Executive until the first anniversary of the termination date; and
(viii)the Company shall continue to provide the Executive with Continued Health Benefits, until the earlier of (A) twenty-four (24) months following the date of termination (which period shall run concurrently with the Executive’s COBRA period) or (B) the commencement of comparable coverage from another employer.
(b)A “Change in Control” shall be deemed to have occurred upon the closing of any of the following transactions:
(i)if any person or group of persons acting together (other than (a) the Company or any person (A) who as of the date hereof was a director or officer of the REIT, or (B) whose shares of Common Stock of the REIT are treated as

“beneficially owned” by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the REIT representing fifty percent (50%) or more of either the then-outstanding Common Stock of the REIT or the combined voting power of the REIT then-outstanding voting securities (other than as a result of an acquisition of securities directly from the REIT);
(ii)if the Company sells all or substantially all of the Company’s assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company’s corporate domicile);
(iii)if the Company merges or consolidates with another person as a result of which the shareholders of the REIT immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or
(iv)if the new directors appointed to the Board during any twelve (12)-month period constitute a majority of the members of the Board, unless (A) the directors who were in office for at least twelve (12) months prior to such twelve (12)-month period (the “Incumbent Directors”) plus (B) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.
For purposes of a Change in Control, a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.
(c)Treatment of Certain Payments.
(i)Notwithstanding anything to the contrary contained herein, in the event the Accounting Firm (as defined below) determines that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits paid or payable to the Executive under this Agreement and any other agreement or plan of the Company (collectively, the “Payments”), including the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”), will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder. If the Accounting Firm determines that the Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the

Accounting Firm under this Section 9(c) shall be binding upon the Company. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(ii)To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)Definitions. For purposes of this Section 9:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Safe Harbor Amount” shall mean 2.99 multiplied by the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e)Following a Change in Control, the Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and the Executive or between either of them and any third party (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).
10.Confidential Information.
(a)The Executive acknowledges the Company’s reliance on and expectation of the Executive’s continued commitment to performance of his duties and responsibilities related to the protection of the Company’s Confidential Information (defined below) and competitive business interests both during and after the term of this Agreement. The Executive further acknowledges that his position is one of considerable responsibility and requires that the Company expend time and resources to provide him the tools and Confidential Information necessary to perform his duties under this Agreement. It is the Company’s intent to protect its Confidential Information, in whatever form, whether written, electronic, spoken, or transmitted by facsimile, from and against unauthorized use, disclosure, destruction or modification. Maintaining its Confidential Information in the strictest confidence is essential for the Company’s continued success. The Company must also protect its reasonable competitive business interests by preventing employees and competitors from using its Confidential Information.
(b)Throughout his employment with the Company, the Executive will be privy to confidential information belonging to the Company in any form, whether in writing, orally, electronically, or otherwise (collectively, “Confidential Information”), which includes, but is not limited to, any information that is or relates to:
(i)information that is a trade secret under applicable trade secret or other law;

(ii)information concerning the past or present business or affairs of the Company or its Affiliates which includes, but is not limited to, historical and current financial statements, general ledgers, balance sheets and income statements; financial projections, plans, policies and budgets; accounting practices; tax returns and accountants’ materials; information pertaining to accounting, financial reporting and auditing; bank statements; notes; accounts payable and receivable; historical, current and projected sales; capital spending budgets and plans; business plans and strategic methods; marketing techniques and advertising plans; legal matters, including but not limited to litigation strategy and attorney-client privileged information; publications; information pertaining to prospective customers, customers, customer lists and files, vendors, contractors, business partners; joint ventures or acquisitions; pricing information; contracts; operational and/or administrative protocols, plans, or rules; human resource information including the names and backgrounds of key personnel, personnel issues, salaries, bonuses, and incentive plans; all other information regarding the operation and administration of the Company or Affiliates; and all information obtained from review of the Company’s or Affiliate’s documents or property or discussions with the Company or Affiliates regardless of the form of the communication;
(iii)information not available to competitors of the Company or Affiliates, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or Affiliates or give other persons or entities to whom such information is disclosed a competitive advantage over the Company or Affiliates; and
(iv)all notes, analyses, compilations, studies, summaries and other material prepared by the Company or Affiliates containing or based, in whole or in part, upon any information included in the above.
Notwithstanding the foregoing, Confidential Information does not include information which (i) was disclosed to the public by the Company or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his representatives, or (ii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to the Executive to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.
(c)The Executive will not at any time, for so long as any Confidential Information remains confidential, use or disclose any Confidential Information, directly or indirectly, to any person outside of the Company and its Affiliates, unless compelled by judicial process. Upon receipt of judicial process or governmental request for such information, the Executive shall immediately notify the Company and shall cooperate with the Company in efforts to limit such disclosure and shall not make such disclosure unless compelled to do so.

(d)Notwithstanding the above, the Executive shall not be deemed to have violated this Agreement or be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, the Executive shall not be deemed to have violated this Agreement or be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit, arbitration or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court or arbitration proceeding, so long as the Executive files any document containing the trade secret under seal and does not further disclose the trade secret, except pursuant to court or arbitral order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(e)Further, nothing in this Agreement or any other agreement that the Executive has with the Company or any of its Affiliates shall prohibit or restrict the Executive from: (A) voluntarily communicating with an attorney retained by the Executive, (B) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the Attorney General, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices), in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (C) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (D) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena from said court or administrative or legislative body, court order or written request (with advance notice to the Company or any of its Affiliates prior to any such disclosure to the extent legally permitted), (E) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or any of its Affiliates, including disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful employment practices, or (F) disclosing any Confidential Information to the Executive’s personal attorneys for purposes of enforcing or interpreting this Agreement or any other material written agreement between the Executive and the Company or any of its Affiliates (or in the case of any other litigation between the Executive and the Company or any of its Affiliates), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between the Executive and the Company or any of its Affiliates), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to the Executive’s attorneys, their obligation (contractual or otherwise) to keep such Confidential Information confidential.
11.Covenant Not to Compete; Non-Solicitation; Non-Disparagement.

(a)The Executive will not, for a period commencing on the Effective Date and ending upon the expiration of eighteen (18) months following the termination of the Executive’s employment for any reason (other than if Term is not renewed pursuant to Section 2, in which case the period shall commence on the Effective Date and end upon the expiration of twelve (12) months following the termination of the Executive’s employment pursuant to the expiration of the Term (the “Non-competition Period”)); either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner, contractor, or otherwise) any corporation, firm or enterprise which is engaged in the same business or businesses as the Company, including, without limitation, the development, ownership, leasing, management, financing or sales of manufactured housing communities, recreational vehicle resorts or camping or glamping resorts with detached dwellings, anywhere within the United States or any other country or territory in which the Company or its subsidiaries actively conducted any such business in the twelve (12) months preceding the Executive’s separation from employment; provided, however, that notwithstanding anything to the contrary herein, the Executive may invest in any publicly held corporation, if such investment does not exceed one percent (1.0%) in value of the issued and outstanding capital stock of such corporation, and the Executive does not directly or indirectly provide any services to such corporation; and provided, further, that the Executive may invest in any entity engaged in the business of development, ownership, leasing, sales, management or financing of single family or multi-family housing, condominiums, townhome communities or other forms of housing (in each case, other than manufactured housing communities, recreational vehicle resorts or camping or glamping resorts with detached dwellings) if the Executive does not directly or indirectly provide any services to such entity (other than services incidental to the oversight of the Executive’s investment).
(b)For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had a direct, substantive business relationship, or for whom the Executive had direct responsibility, during the final twelve (12) months of the Executive’s employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company.
(c)For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, directly or indirectly, (i) employ, hire, or enter into any contractual or business relationship with any employee, former employee, or independent contractor of the Company with whom the Executive worked directly or had a reporting relationship during the final twelve (12) months of the Executive's employment, or (ii) offer employment to, solicit, induce, or attempt to induce any employee, former employee or independent contractor of the Company to leave the employment of or terminate his, her, or its contractual relationship with the Company, unless such former employee or independent contractor has not been employed by or done business with the Company for more than twelve (12) months.

Notwithstanding the foregoing, this Section 11(c) shall not apply to and shall not prohibit any general solicitation or general advertisements, the use of search firms (in each case not directed at, or targeted to, any person with whom the Executive was acquainted while employed by the Company), or the hiring of any person as a result thereof. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, the obligations of the Executive pursuant to this Section 11(c) shall survive the termination of this Agreement until the expiration of the Non-competition Period.
(d)During the Term and thereafter, the Executive shall refrain from making any false, negative, critical, or disparaging statements, whether oral or written, about or concerning the Company and its affiliates and their respective officers and directors. Following the Term, the Company shall instruct the Board and executive officers to refrain from making any false, negative, critical, or disparaging statements, whether oral or written, about or concerning the Executive. Nothing in this Section 11(d) shall be construed to prevent any party from making truthful statements or communications as required or permitted by applicable law, rule, or regulation, in response to a lawful subpoena, court order, or other compulsory legal process or to any governmental, regulatory, or law-enforcement agency or entity charged with enforcing the law, including but not limited to the Securities and Exchange Commission.
12.Reasonableness of Restrictive Covenants.
(a)The Executive acknowledges and agrees that the restrictions set forth in this Agreement, including without limitation the time period, scope and geographical restrictions in Sections 10 and 11, are fair and reasonable. The Executive recognizes that the Company conducts its business nationally and internationally and that these restrictions are reasonably tailored to protect the Company’s legitimate, global business interests and Confidential Information. The Executive has contemplated the effect that these restrictions may have upon him following termination of employment with the Company and that it will be necessary to structure his activities and operations so as not to violate this Agreement. Each party acknowledges and agrees that the restrictive covenants set forth in Sections 10 and 11 were negotiated at arm’s length, that the Executive has had the opportunity to consult with independent legal counsel of his choosing regarding the terms and implications of such covenants, and that the Executive enters into such covenants voluntarily and with full knowledge of their scope and effect.
(b)If the Executive violates any part of Section 11 of this Agreement during the period specified, such period will be extended for the time that the Executive is in violation of the Agreement. The purpose of this provision is to provide the Company with full compliance with Section 11 for the total period specified following the Executive’s termination.
(c)If any court or arbitrator determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration, scope, or geographic restriction, such court or arbitrator shall have the power to reduce or narrow the duration, scope, or geographic restriction as the case may be, and enforce such provision in such reduced or narrowed form.
(d)Sections 10 and 11 of this Agreement shall remain enforceable and shall survive the termination of the Executive’s employment and the termination of this Agreement, indefinitely, and shall not be deemed merged or extinguished by any act or omission, absent the specific signed written intention of the Company and the Executive to do so. The Executive agrees and understands that the remedy at law for any breach by him of Sections 10 or 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any provision of Sections 10 or 11 but without the necessity of proving actual damages, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach from any court of competent jurisdiction, or through the Arbitrator (as defined below) as set forth below (in the Company’s sole discretion). Nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of Sections 10 or 11 which may be pursued or availed of by the Company.
13.Arbitration. Except as permitted in Section 12 above, any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or the Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies) (the “Claims”), shall be settled by mandatory arbitration administered by the American Arbitration Association under its Employment/Workplace Arbitration Rules (the “Rules”). Claims that, as a matter of law, cannot be compelled to arbitration under applicable federal, state, or local law are not covered by this arbitration agreement. This arbitration agreement applies to disputes between the Executive and the Company, as well as its officers, directors, members, agents, or employees in their capacity as such. Notwithstanding the Rules, the arbitration shall be conducted as follows: (a) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and the Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the Claims; (b) in the event that the Company and the Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 13; (c) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (d) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (e) all fees and expenses of the Arbitrator shall be shared equally between the Company and the Executive; (f) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (g) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks absent agreement of the parties and each party shall be limited to two (2) depositions; and

(h) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The Arbitrator’s award must be a reasoned award, issued in writing, and signed by the Arbitrator. The decision or award of the Arbitrator will be final and binding upon the Executive and the Company. Any arbitral award may be entered as a judgment or order in the Oakland County Circuit Court. Any relief or recovery will be limited to that awarded by the Arbitrator. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section 13 shall be construed to preclude the Company from obtaining injunctive or other equitable relief from the Oakland County Circuit Court or other court with appropriate jurisdiction to secure specific performance or to otherwise prevent the Executive’s breach of Sections 10 or 11 of this Agreement.
14.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service, (c) if delivered by e-mail upon confirmation of successful transmission or appropriate response, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case, to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 14):
If to the REIT or SCOLP:
Sun Communities, Inc.
27777 Franklin Road, Suite 300
Southfield, Michigan 48034 Attn: Board of Directors
c/o Compliance Officer
Email: complianceofficer@suncommunities.com
If to the Executive, to the address on file with the Company.
15.Cooperation in Future Matters. The Executive hereby agrees that, for a period of eighteen (18) months following his termination of employment for any reason whatsoever, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
16.Miscellaneous.
(a)Severability. The provisions of this Agreement are severable. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
(b)Assignment; Benefit. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the REIT or SCOLP. In the event any such merger, consolidation or reorganization of either of them shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an Affiliate of the Company in which event the Company shall remain liable if the Affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Executive.
(c)Waivers and Enforcement. The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
(d)Withholding. The Company may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. In respect of any of the Company's equity awards granted to the Executive that become taxable upon vesting, exercise or settlement, as applicable, at the relevant time that such shares become taxable to the Executive, the Executive shall be permitted, to the extent sufficient to cover applicable taxes, to either execute a cashless broker-assisted sell-to-cover transaction of shares received in respect of such equity awards, or sell such shares to the Company in a cashless net-settlement transaction.
(e)Entire Agreement. This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and, as of the Effective Date,

this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, the Prior Employment Agreement. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(f)Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Michigan.
(g)Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(i)Expenses. Except as otherwise provided in Section 9(e) above, each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.
(j)Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or comply with, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of this Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall instead be paid, on the first business day of the seventh month following the Executive’s separation from service

(the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on the Executive under Section 409A of the Code. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of the Executive’s death. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Section 16(j), Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement effective as of the Effective Date.

REIT:

SUN COMMUNITIES, INC.,
a Maryland corporation

By: /s/ Marc Farrugia
Name: Marc Farrugia     Title: EVP, Chief Administrative Officer

SCOLP:

SUN COMMUNITIES OPERATING LIMITED
PARTNERSHIP, a Michigan limited partnership

By: Sun Communities, Inc., a Maryland corporation, its General Partner

By: /s/ Marc Farrugia
Name: Marc Farrugia     Title: EVP, Chief Administrative Officer

EXECUTIVE:

/s/ Aaron Weiss
Aaron Weiss

[Signature Page to Amended and Restated Employment Agreement]